EXHIBIT 10.3

March 17, 2025

William P. Foley, II
Douglas K. Ammerman
Hugh R. Harris
C. Malcolm Holland
Mark D. Linehan
Frank R. Martire
Erika Meinhardt
Barry B. Moullet
James B. Stallings
Frank P. Willey

Re: Acceleration of Unvested Equity

Ladies and Gentlemen:

On March 14, 2025, the Cannae Compensation Committee and Cannae Related Person Transaction Committee approved that if any of you are not re-elected to Cannae’s Board of Directors by a vote from the Cannae’s shareholders, Cannae will accelerate the vesting each of your respective outstanding, but not vested, then current number of Cannae restricted stock and equity-based incentive awards.

Thank you for your continued service with Cannae.

Sincerely,

/s/Michael L. Gravelle

Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary